DATA

The data pages consist of Parts A and B and are part of this Certificate. Definitions set forth in this Certificate apply to capitalized terms used in the data pages. The benefits described in the data pages are subject to all the terms and conditions in this Certificate, except as modified below.

PART A — This part lists your personal data.

Participant: [JOHN DOE]	Age: [60] Sex: [Male]

Group Certificate Number: [12345]

Endorsements Attached:

Market Segment Endorsements:

[None]

Investment Options Endorsements:

[Endorsement Applicable to the Asset Allocation Program]

[PCS-MSCI Disclosure Document]

[Endorsement Applicable to Withdrawal Charge Offset]

Riders Attached

[Structured Investment Option Rider]

[Annual Lock Segment Option Rider]

Issue Date: Participation Date: Certificate Maturity Date:	[January 1, 2023] [January 1, 2023] [January 1, 2058]

The Certificate Maturity Date may not be later than the Certificate Date Anniversary that follows the Participant’s [95th] birthday (see Section 7.08). The Certificate Maturity Date is based on the Participant’s date of birth and will not change under this Certificate.

Beneficiary:     [JANE DOE]

2023DPEDC902-Z	Data page 1

PART B — This part describes certain provisions of this Certificate.

Guaranteed Interest Option:

Initial Guaranteed Interest Rate: [3.00%]

Annual Guaranteed Interest Rate: [3.00%]

Lifetime Minimum Guaranteed Interest Rate: [3.00%]

Contribution Limits:     Initial Contribution minimum: [$20.00]

Subsequent Contribution minimum: [$20.00].

Investment Options available. Your initial allocation is shown.

[The Structured Investment Option (SIO) text will appear when the SIO Rider is available.]

[Structured Investment Option

Segment Type	Segment Duration		Segment Buffer	Allocation Percentage
[S&P 500 Price Return Index Standard	[1Year		[-10%	[50	%]
Russell 2000 Price Return Index Standard	1 Year		-10%
MSCI EAFE Price Return Index Standard	1 Year		-10%
NASDAQ 100 Standard	1 Year		-10%
MSCI Emerging Markets Standard	1 Year		-10%

S&P 500 Price Return Index Standard	6 Year		-10%
S&P 500 Price Return Index Standard	6 Year		-20%
S&P 500 Price Return Index Standard	6 Year		-30%
Russell 2000 Price Return Index Standard	6 Year		-10%
Russell 2000 Price Return Index Standard	6 Year		-20%
Russell 2000 Price Return Index Standard	6 Year		-30%
MSCI EAFE Price Return Index Standard	6 Year		-10%
MSCI EAFE Price Return Index Standard	6 Year		-20%
MSCI EAFE Price Return Index Standard	6 Year		-30%

S&P 500 Price Return Index Annual Lock	6 Year		-10%
Russell 2000 Price Return Index Annual Lock	6 Year		-10%
MSCI EAFE Price Return Index Annual Lock]	6 Year	]	-10%]

The Structured Investment Option shown above is an Investment Option of our Separate Account No. [69A].

Variable Investment Options
[1290 VT Convertible Securities
1290 VT GAMCO Small Company Value	[50%]
1290 VT Natural Resources
1290 VT Real Estate
1290 VT SmartBeta Equity ESG
1290 VT Socially Responsible ESG
AB VPS Growth and Income
American Funds Insurance Series Bond Fund of America
American Funds IS Asset Allocation
EQ/2000 Managed Volatility
EQ/400 Managed Volatility
EQ/500 Managed Volatility
EQ/AB Small Cap Growth

2023DPEDC902-Z	Data page 2

EQ/AB Sustainable U.S. Thematic
EQ/Aggressive Allocation
EQ/Aggressive Growth Strategy
EQ/American Century Mid Cap Value
EQ/Common Stock Index
EQ/Conservative Allocation
EQ/Conservative-Plus Allocation
EQ/Core Bond Index
EQ/Core Plus Bond
EQ/Equity 500 Index
EQ/Fidelity Institutional AM Large Cap
EQ/Franklin Rising Dividends
EQ/Franklin Small Cap Value Managed Volatility
EQ/Goldman Sachs Mid Cap Value
EQ/Growth Strategy
EQ/Intermediate Government Bond Fund
EQ/International Equity Index
EQ/International Managed Volatility
EQ/Janus Enterprise
EQ/JPMorgan Value Opportunities
EQ/Large Cap Core Managed Volatility
EQ/Large Cap Growth Index
EQ/Large Cap Growth Managed Volatility
EQ/Large Cap Value Index
EQ/Large Cap Value Managed Volatility
EQ/Long-Term Bond
EQ/MFS International Growth
EQ/MFS International Intrinsic Value
EQ/MFS Mid Cap Focused Growth
EQ/MFS Technology
EQ/MFS Utilities
EQ/Mid Cap Index
EQ/Mid Cap Value Managed Volatility
EQ/Moderate Allocation
EQ/Moderate-Plus Allocation
EQ/Money Market
EQ/Morgan Stanley Small Cap Growth
EQ/PIMCO Total Return ESG
EQ/Small Company Index
EQ/T. Rowe Price Growth Stock
EQ/T. Rowe Price Health Sciences
EQ/Ultra Conservative Strategy
EQ/Value Equity
Fidelity VIP Equity-Income
Fidelity VIP Freedom 2025 SC2
Fidelity VIP Freedom 2030 SC2
Fidelity VIP Freedom 2035 SC2
Fidelity VIP Freedom 2040 SC2
Fidelity VIP Freedom 2045 SC2
Fidelity VIP Freedom 2050 SC2
Fidelity VIP Freedom 2055 SC2
Fidelity VIP Freedom 2060 SC2
Fidelity VIP Freedom 2065 SC2
Fidelity VIP Investment Grade Bond
Janus Henderson Balanced

2023DPEDC902-Z	Data page 3

MFS Massachusetts Investors Growth Stock
MFS VIT Value
Multimanager Aggressive Equity
Principal Equity Income]

General Account Fund

Guaranteed Interest Option

Total: 100%

The Variable Investment Options shown above are Variable Investment Options of our Separate Account No. [AA].

Allocations must be in whole numbers and must total 100%. The maximum number of Variable Investment Options that may be active under this Certificate at any given time is [60]. You may not allocate amounts to more than [60] Variable Investment Options at any one time. [If you have Structured Investment Option allocations, the rules applicable to the maximum number of Investment Options are described in Section 3A.01 of the Structured Investment Option Rider.]

Guaranteed Interest Option: Allocations (see Section 3.02)

[Restrictions on Allocations into the Guaranteed Interest Option

[No more than [25%] of each Contribution may be allocated or transferred to the Guaranteed Interest Option. We may suspend these transfer restrictions upon notice to you. We will advise you of any such liberalization. We will also advise you at least 45 days in advance of the day we intend to reimpose any such restrictions, unless we have previously specified that date when we notified you of the liberalization.]

Restrictions on Transfers from the Guaranteed Interest Option

[The maximum amount that may be transferred from the Guaranteed Interest Option to any other Investment Option in any Participation Year is the greatest of:

[25%] of the amount in the Guaranteed Interest Option on the last day of the prior Participation Year; or,

the total of all amounts transferred from the Guaranteed Interest Option to any of the other Investment Options in the prior Participation Year; or

[25%] of the total of all amounts transferred or allocated into the Guaranteed Interest Option during that Participation Year].

Restrictions on Transfers into the Guaranteed Interest Option

[Transfers into the Guaranteed Interest Option are not permitted if the requested transfer would result in more than [25%] of the Annuity Account Value being allocated to the Guaranteed Interest Option, based on the Annuity Account Value of the previous business day. We may suspend these transfer restrictions upon notice to you. We will advise you of any such liberalization. We will also advise you at least [45 days] in advance of the day we intend to reimpose any such restrictions unless we have previously specified that date when we notified you of the liberalization.]

2023DPEDC902-Z	Data page 4

Minimum Transfer Amount (see Section 4.01)

The minimum transfer amount is [$300] or if less the Annuity Account Value.

Minimum Withdrawal Amount (see Section 5.02):

The amount of the withdrawal plus any Withdrawal Charge that may apply will be withdrawn on a pro-rata basis from the amounts held for you in the Variable Investment Options and the Guaranteed Interest Option unless you provide withdrawal instructions indicating from which Investment Options the Withdrawal and any Withdrawal Charge will be taken. The minimum withdrawal amount is [$300].

Different rules may apply for any Optional Benefits described in any Endorsement or Rider to the Contract.

Minimum Amount of Annuity Account Value (see Section 5.02)

If a withdrawal is made that would result in a Cash Value of less than [$500], we will advise you and we have the right to pay you such value. In that case, this Certificate will terminate.

This Certificate (including any Endorsements and Riders) will also terminate if there is no Annuity Account Value.

[Enhanced Death Benefit (see Section 5.04):

You have elected the Enhanced Death Benefit.]

Normal Form of Annuity (see Section 7.03):

Life Annuity 10 Year Period Certain on a unisex basis which cannot extend beyond the Owner’s life expectancy.

[For annuity commencement date ages 80 and greater the “period certain” is as follows]

Annuitization Age	Length of Period Certain
[Up to age 80	10
81	9
82	9
83	8
84	8
85	7
86	7
87	6
88	6
89	5
90	5
91	5
92	5
93	4
94	4
95	4]

2023DPEDC902-Z	Data page 5

Interest Rate to be Applied in Adjusting for Misstatement of Age or Sex (see Section 7.08):

[6%] per year

Minimum Amount to be Applied to an Annuity (see Section 7.08):

[$2,000, as well as minimum of $20 for initial monthly annuity payment.]

Withdrawal Charges (see Section 9.01):

Participation Year	Percentage
[1	6%
2	6%
3	6%
4	6%
5	6%
6	5%
7	4%
8	3%
9	2%
10	1%
Thereafter	0%]

Free Withdrawal Amount (see Section 9.01):

(The “Free Withdrawal Amount” will not be available if there is no CWC and then the word [“None”] will appear.)

(If the Employer has selected a Participation Level CWC then the following will appear)

[10%] of the Annuity Account Value as of the date of the withdrawal, minus any prior withdrawals taken during that Participation Year. Amounts withdrawn up to the Free Withdrawal Amount will not be deemed a withdrawal of Contributions for the purpose of calculating a Withdrawal Charge. Any withdrawals in excess of the Free Withdrawal Amount will be deemed withdrawals of Contributions and will be withdrawn on a first-in, first-out basis.

Although Required Minimum Distribution automatic withdrawals are not subject to withdrawal charges, they are taken into account for determining whether subsequent withdrawals exceed the Free Withdrawal Amount.

The Free Withdrawal Amount is taken into account when calculating the amount of withdrawal upon the surrender of this Certificate.

Withdrawal Charge Waivers (see Section 9.01):

No Withdrawal Charge will apply in these events:

(Applicable to Certificate Level CWC schedule)

Standard Waivers

1.	[if you die and the death benefit is payable.

2.	if you attain the age of 59 1/2 and have completed five Participation Years.

2023DPEDC902-Z	Data page 6

3.	if you have completed five Participation Years, are at least age 55, and have separated from service.

4.	if you request a refund of an excess contribution within one month.

5.	a withdrawal is made through our required minimum distribution automatic withdrawal option to satisfy minimum distribution requirements.

6.	a withdrawal qualifies as an unforeseeable emergency.

7.	a request to deduct amounts to purchase service credits for a pension plan.

8.	the receipt by us of a properly completed form electing application of the Annuity Account Value to be used to purchase a life annuity, or

9.	if you have qualified to receive Social Security disability benefits as certified by the Social Security Administration; or

10.	we receive proof satisfactory to us that your life expectancy is six months or less (such proof must include, but is not limited to, certification by a licensed physician); or

11.

you have been confined to a nursing home for more than a 90 day period (or such other period, if required in your state) as verified by a licensed physician. A nursing home for this purpose means one which is (i) approved by Medicare as a provider of skilled nursing care services, or (ii) licensed as a skilled nursing home by the state or territory in which it is located (it must be within its main function is to provide skilled, intermediate or custodial nursing care;

•	it provides continuous room and board to three or more persons;

•	it is supervised by a registered nurse or practical nurse;

•	it keeps daily medical records of each patient;

•	it controls and records all medications dispensed; and

•	its primary service is other than to provide housing for residents, or

12.	after five Participation Years, you are at least age 55 and the amount withdrawn is used to purchase a period certain annuity that extends beyond your age of 59 1⁄2, or

13.	after three Participation Years and the amount withdrawn is used to purchase a period certain for at least 10 years, or

14.	The amount withdrawn is applied to a life contingent annuity payout option, and

15.	the amount withdrawn is applied to the election of a period certain annuity for at least 15 years.

Withdrawal Charge will apply with respect to a Contribution if the condition as described in items 9, 10 and 11 above existed at the time the Contribution was remitted or if the condition began within the 12-month-period following remittance.]

[Benefit Sensitive Waiver(s)

[you sever from employment]

Charges Deducted from Annuity Account Value

Third Party Transfer Charges (see Section 9.02):

We will deduct a [$65] charge per occurrence for a direct transfer to a third party of amounts under this Certificate or an exchange for another contract of another carrier on a pro-rata basis from the Variable Investment Options and the Guaranteed Interest Option.

Different rules may apply for any Optional Benefits described in any Endorsement or Rider to the Contract.

Annual Administrative Charge (see Section 9.04):

[The lesser of $30 up to a maximum of $65 or 2% of the Annuity Account Value plus any prior withdrawals made during the Participation Year]. We will deduct a charge on each Processing Date before the deduction of any other charges if your Annuity Account Value is less than [$25,000.]. We will waive the charge if the

2023DPEDC902-Z	Data page 7

Participant is enrolled in Equitable’s Electronic Delivery service. The Administrative Charge will be Deducted for the portion of any Participation Year in which a Death Benefit is paid, the Annuity Account Value is applied to purchase an Annuity Benefit, or this Certificate is surrendered.

The above charge will be deducted from the Annuity Account Value in the Variable Investment Options and the Guaranteed Interest Option on a pro rata basis on the last business day of each Participation Year.

Different rules may apply for any Optional Benefits described in any Endorsement or Rider to the Contract.

[Enhanced Death Benefit Charge (see Section 9.04]

[.15%]

The above charge will be deducted from the Annuity Account Value in the Variable Investment Options and the Guaranteed Interest Option on a pro rata basis on the last business day of each Participation Year.

Different rules may apply for any Optional Benefits described in any Endorsement or Rider to the Contract.

Transfer Charges (see Section 9.05):

Currently, the number of free transfers is unlimited, subject to the terms of Sections 4.01 and 8.03. However, we reserve the right to limit the number of free transfers to [12] transfers per Participation Year.

[For each additional transfer in excess of the free transfers, we will charge the lesser of [$25] or [2% of each transaction amount] at the time each transfer is processed. The Charge is deducted from the Investment Options from which each transfer is made on a pro-rata basis. This charge may change, subject to a maximum of $35 for each transaction.]

Daily Separate Account Charge (see Section 9.06):

[1.10%]. This daily asset charge is for financial accounting and for death benefits, mortality risk, expenses, and expense risk that we assume.

Check Preparation Charge (see Section 9.05) : Alternate Payment Method

We will pay all amounts due under this Certificate by direct deposit to a bank account that accepts such deposits provided that your Employer has given us authorization, and the information we need to initiate the deposit, in a form acceptable to us and received in good order. If your Employer has not provided such authorization and information, we will make the payment by check drawn on a bank located in the United States (subject to any check preparation charge specified herein) or by any other method to which your Employer and we agree. All payments will be made in U.S. Dollars. Any Check Preparation Charge will not exceed $85. The current charge is [$0.00].

2023DPEDC902-Z	Data page 8